UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a--11(c) or §240.14a-12

SCPIE HOLDINGS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[LETTERHEAD OF SCPIE HOLDINGS INC.]

February 11, 2008

Dear Fellow Stockholders,

SCPIE’s Board of Directors recommends and asks that you vote FOR our company’s merger with The Doctors Company, which has agreed to pay $28.00 per share in cash.

This recommendation was formulated after an exhaustive auction process to determine the most favorable transaction reasonably available for SCPIE stockholders. Nevertheless, Joseph Stilwell opposes this sale to The Doctors Company. Mr. Stilwell favors another bidder, American Physicians Capital, Inc. (ACAP), which offered stock, rather than cash. Moreover, hardly by coincidence, he owns a significant ownership stake in this bidder and has been a member of its board of directors since 2004.

Merging with The Doctors Company is the right decision for SCPIE, our stockholders and our insureds. The Doctors Company has an A- rating from A.M. Best and is the largest physician-owned carrier in California and in the United States. In contrast, ACAP has a B++ rating, does no business in California and is only a fraction of the size of The Doctors Company.

When you receive Stilwell’s gold proxy card, discard it. We strongly urge you to vote FOR the merger on SCPIE’s WHITE card, then return it in the enclosed postage-paid envelope. You may also vote via phone or Internet. If you have any questions, please call SCPIE’s proxy solicitor, MacKenzie Partners, at 800/322-2885, or SCPIE’s investor relations department at 310/551-5948.

Since we are involved in a contested proxy, we want all stockholders to have accurate and current information; therefore, we will keep you apprised of any further developments, as appropriate.

On behalf of the Board of Directors, we hope we can count on your support for the benefit of all stockholders as we move forward to complete this transaction.

Sincerely,

Mitchell S. Karlan MD

Chairman, Board of Directors

Additional Information and Where to Find It

On January 30, 2008, SCPIE filed a definitive proxy statement with the Securities and Exchange Commission (SEC) in connection with its proposed acquisition by The Doctors Company. The proxy statement has been mailed to SCPIE’s stockholders, who are urged to read the proxy statement and other relevant materials filed with the SEC because they contain important information about the acquisition. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by SCPIE at the Investors/Media section on its corporate website at www.scpie.com.

SCPIE’s executive officers and directors may be participants in the solicitation of proxies from SCPIE stockholders with respect to the acquisition. Information about SCPIE’s executive officers and directors, and their ownership of SCPIE Holdings common stock, is set forth in the definitive proxy statement SCPIE filed with the SEC on January 30, 2008, and in the reports filed by the executive officers and directors under Section 16 of the Securities Exchange Act of 1934, as amended, since such date. Additional information regarding the direct and indirect interests of SCPIE’s executive officers and directors in the acquisition is in the definitive proxy statement.